Exhibit 99.1

Prestige Consumer Healthcare Inc Completes Acquisition of Breathe Right®

TARRYTOWN, N.Y., June 15, 2026 (GLOBE NEWSWIRE) -- Prestige Consumer Healthcare Inc. (NYSE:PBH) (“Prestige”) today announced that it has closed the previously announced acquisition of the Breathe Right® brand and certain other brands.

The closing was finalized pursuant to the terms of the asset purchase agreement, announced on March 20, 2026, under which Prestige agreed to acquire the Breathe Right® brand and certain other brands from Foundation Consumer Healthcare for $1.045 billion, or approximately $900 million net of anticipated tax benefits valued at $150 million. Breathe Right®, created in the 1990s, is an iconic #1 brand synonymous with the nasal strip category. It will become the company’s largest brand and represents expansion into a new category for Prestige.

The Company financed the transaction with a combination of available cash on hand and a completed financing of a new Term Loan B.

Further details regarding the transaction and benefits of Prestige are detailed in a presentation dated March 20, 2026 available on the Company’s website at https://ir.prestigebrands.com/.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Breathe Right® nasal strips, Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Investor Relations Contact

Phil Terpolilli, CFA, 914-524-6819

irinquiries@prestigebrands.com